Exhibit 10.25

FORM OF

INCOME TAX RECEIVABLE AGREEMENT

dated as of

[—]

Table of Contents

		Page
ARTICLE I DEFINITIONS

Section 1.01.	Definitions	1

ARTICLE II DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01.	Pre-IPO NOL Utilization	7
Section 2.02.	Tax Benefit Schedule	8
Section 2.03.	Procedures, Amendments	8

ARTICLE III TAX BENEFIT PAYMENTS

Section 3.01.	Payments	9
Section 3.02.	No Duplicative Payments	11
Section 3.03.	Special Rule for Compensatory Payments	11

ARTICLE IV TERMINATION

Section 4.01.	Termination, Breach of Agreement, Change of Control	12
Section 4.02.	Early Termination Schedule	13
Section 4.03.	Payment upon Early Termination	14

ARTICLE V LATE PAYMENTS, ETC.

Section 5.01.	Late Payments by the Corporation	15
Section 5.02.	Compliance with Indebtedness	15

ARTICLE VI CONSISTENCY; COOPERATION

Section 6.01.	The Existing Stockholders Representative’s Participation in the Corporation Tax Matters	15
Section 6.02.	Consistency	16
Section 6.03.	Cooperation	16

ARTICLE VII MISCELLANEOUS

Section 7.01.	Notices	17

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This INCOME TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of [—], is hereby entered into by and among Berry Plastics Group, Inc., a Delaware corporation (the “Corporation”) and [—], a [Apollo entity] (the “Existing Stockholders Representative”).

RECITALS

WHEREAS, the Existing Stockholders (as defined below), in the aggregate, hold 100% of the capital stock of the Corporation, directly or indirectly;

WHEREAS, the Corporation will become a public company pursuant to the IPO (as defined below);

WHEREAS, after the IPO, the Corporation and its Subsidiaries (the “Taxable Entities” and each a “Taxable Entity”) will have net operating losses and AMT credit carryforwards (including AMT credits that arise after the IPO as a result of limitations on the use of NOLs under the AMT) (collectively, “NOLs”) that relate to periods (or portions thereof) ending on or prior to the date of the IPO (the “Pre-IPO NOLs”);

WHEREAS, the Pre-IPO NOLs may reduce the reported liability for Taxes (as defined below) that the Taxable Entities might otherwise be required to pay;

WHEREAS, the income, gain, loss expense and other Tax (as defined below) items of the Taxable Entities may be affected by Imputed Interest (as defined below), if any;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Pre-IPO NOLs and Imputed Interest (as defined below) on the reported liability for Taxes of the Taxable Entities;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advisory Firm” means (i) Ernst & Young LLP or (ii) any other law or accounting firm that is (A) nationally recognized as being expert in Tax matters and (B) that is agreed to by the Corporation and the Existing Stockholders Representative.

“Advisory Firm Report” shall mean (a) an attestation report from the Advisory Firm expressing an opinion on management’s assertion as to whether the Tax Benefit Schedule and/or the Early Termination Schedule has been prepared, in all material respects, in accordance with the

Agreement, or (b) another type of report or letter from the Advisory Firm related to whether the information in the Tax Benefit Schedule and/or the Early Termination Schedule has been prepared in a manner consistent with the terms of the Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 300 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.03(b) of this Agreement.

“Acquired NOLs” means any NOL of any corporation or other entity acquired by the Corporation or any of its Subsidiaries by purchase, merger, or otherwise (in each case, from a Person or Persons other than the Corporation and its Subsidiaries and, in each case, whether or not such corporation or other entity survives) after the IPO that relate to periods (or portions thereof) ending on or prior to the date of such acquisition.

“Award Holder” means a holder of stock options or stock appreciation rights of the Corporation (each, a “Stock Award”) outstanding immediately prior to the IPO (excluding, for the avoidance of doubt, any stock options or stock appreciation rights granted on the date upon which the IPO is consummated).

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Corporation.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means:

(i) a merger, reorganization, consolidation or similar form of business transaction directly involving the Corporation or indirectly involving the Corporation through one or more intermediaries unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock or other equities of the Corporation resulting from consummation of such transaction (including, without limitation, any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly the Corporation and all or substantially all of the Corporation’s assets) is held by the existing Corporation equityholders or their Affiliates (determined immediately prior to such transaction and related transactions); or

(ii) a transaction in which the Corporation, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate; or

(iii) a transaction in which there is an acquisition of control of the Corporation by a Person or group of Persons (other than Existing Stockholders and their Affiliates). For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to either (i) vote more than 50% of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute control for the purpose of this definition); or

(iv) a transaction in which individuals who constitute the Board of the Corporation (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of the Corporation, provided that any person becoming a director subsequent to the effective date of this Agreement, whose election or nomination for election is either (A) contemplated by a written agreement among equityholders of the Corporation on the effective date of this Agreement or (B) was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or

(v) the liquidation or dissolution of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Taxation Group” means any consolidated, combined or unitary group or any profit and/or loss sharing, affiliated group relief, group payment or similar group or fiscal unity for Tax purposes (by election or otherwise).

“Compensatory Payment” means any payment hereunder made to an Award Holder in respect of any Ownership Percentage attributable to a Stock Award.

“Compensatory Payment Settlement Date” means the fifth anniversary of the date of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the preamble of this Agreement.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Divestiture” means the sale of any Taxable Entity, other than any such sale that is or is part of a Change of Control.

“Early Termination Event” means (i) a breach of this Agreement to which Section 4.01(b) applies and (ii) a Change of Control.

“Early Termination Date” means (i) in the event of a breach of this Agreement to which Section 4.01(b) applies, the date of such breach, (ii) in the event of a Change of Control, the effective date of such Change of Control and (iii) in the event of a Divestiture, the effective date of such Divestiture.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Expert” is defined in Section 7.09 of this Agreement.

“Existing Stockholders” means the stockholders of the Corporation immediately prior to the IPO (including, without limitation, the Existing Stockholders set forth on Exhibit — to this Agreement) and any Award Holders.

“Existing Stockholders Representative” is defined in the Preamble of this Agreement.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign tax law with respect to the Corporation’s payment obligations under this Agreement.

“Individual Stockholder” means any Existing Stockholder that is an individual.

“Interest Amount” is defined in Section 3.01(a) of this Agreement.

“IPO” shall mean the initial public offering of Common Stock of the Corporation pursuant to the Registration Statement.

“ITR Payment” means any Annual Tax Payment, Early Termination Payment, Divestiture Acceleration Payment or Individual Termination Payment required to be made by the Corporation to the Existing Stockholders under this Agreement.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Material Objection Notice” has the meaning set forth in Section 4.02.

“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.

“NOLs” is defined in the preamble of this Agreement.

“Objection Notice” has the meaning set forth in Section 2.03(a).

“Other NOLs” means any Post-IPO NOLs and any Acquired NOLs.

“Ownership Percentage” means, in the case of any Existing Stockholder, a fraction where the numerator is the sum of (a) the number of shares in the Corporation owned by such Existing Stockholder as of immediately prior to the IPO, and (b) the aggregate number of shares subject (as of immediately prior to the IPO) to Stock Awards that were held by such Existing Stockholder as of immediately prior to the IPO (provided that if the applicable Existing Stockholder forfeits a Stock Award prior to the vesting date of the applicable Stock Award, the shares subject to such Stock Award shall thereafter be disregarded for purposes of this clause (b)), and the denominator is the sum of (x) the number of shares in the Corporation outstanding as of immediately prior to the IPO, and (y) the aggregate number of shares subject (as of immediately prior to the IPO) to the Stock Awards that were held by all Existing Stockholders as of immediately prior to the IPO (provided that if an Existing Stockholder forfeits a Stock Award prior to the vesting date of the applicable Stock Award, the shares subject to such Stock Award shall be disregarded for purposes of this clause (y)).

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Post-IPO NOLs” means any NOL arising in a Taxable Year or portion thereof beginning after the date of the IPO.

“Pre-IPO NOLs” is defined in the preamble of this Agreement; provided, however, that in order to determine whether an NOL is a Pre-IPO NOL or a Post-IPO NOL, the Taxable Year of the relevant Taxable Entity that includes the effective date of the IPO (the “Straddle Year”) shall be deemed to end as of the close of such effective date, provided, further, however, that the Chief Executive Officer of the Corporation, the Board and the Existing Stockholders Representative shall, acting reasonably, together determine the amount of any NOL arising in the Straddle Year, or any portion thereof, that is included in the amount of Pre-IPO NOLs; provided further, however, that any Transferred NOLs taken into account in calculating a Divestiture Acceleration Payment shall not be considered Pre-IPO NOLs.

“Realized Tax Benefit” means, for a Taxable Year, the reduction in the liability for (i) federal income Taxes of the Corporation, and (ii) state and foreign income Taxes of each Taxable Entity, in each case, for such Taxable Year resulting from the Pre-IPO NOLs and the deduction attributable to Imputed Interest, if any, under the Agreement (giving effect to the principles of Section 3.02). If all or a portion of the liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination. For the absence of doubt, for purposes of clause (i), state and foreign NOLs that are reflected in the Pre-IPO NOLs shall be disregarded such that the calculation of federal income Taxes before the reduction resulting from the Pre-IPO NOLs reflects any deduction (or other benefit) for state or foreign income Taxes that would be available in the absence of such state and foreign NOLs.

“Reconciliation Dispute” has the meaning set forth in Section 7.09(a) of this Agreement.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.09 of this Agreement.

“Registration Statement” means the registration statement on Form S-1 (File No. 333-[—]) of the Corporation.

“Schedule” means any Tax Benefit Schedule and any Early Termination Schedule.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Entity” is defined in the Preamble to this Agreement.

“Taxable Entity Return” means the federal, state or foreign Tax Return, as applicable, of a Taxable Entity filed with respect to Taxes of any Taxable Year.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after the date hereof.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income or profits and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Transferred NOLs” means, in the event of a Divestiture, the Pre-IPO NOLs attributable to the Taxable Entity that is sold in such Divestiture to the extent such Pre-IPO NOLs are transferred with such Taxable Entity under applicable Tax law following the Divestiture (disregarding any limitation on the use of such Pre-IPO NOLs as a result of the Divestiture) and do not remain under applicable Tax law with the Corporation or any of its Subsidiaries (other than the Taxable Entity that is sold in such Divestiture).

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, each Taxable Entity will generate an amount of taxable income in accordance with management’s preexisting projections (or, in the absence of such projections, as projected in good faith by management in a manner consistent with their projections for other purposes), (ii) the utilization of the Pre-IPO NOLs and the Imputed Interest for such Taxable Year or future Taxable Years, as applicable, will be determined based on the Tax laws in effect on the Early Termination Date and (iii) the federal income tax rates and state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date (or, with respect to any Taxable Year for which such federal income tax rates or state, local and foreign income tax rates are not specified by the Code and other law as in effect on the Early Termination Date, such federal income tax rates or state, local and foreign income tax rates that are in effect on the Early Termination Date). For the purposes of clause (i) of this definition, the taxable income projections made by the management of the Corporation shall be subject to the Reconciliation Procedures. Such assumptions shall relate only to the projected income and loss of the Taxable Entities (extending the same beyond the years of projection, as applicable, at the same imputed growth rate), and shall include only the utilization of tax attributes subject to the Agreement and not any anticipated future attributes that might result from acquisitions, dispositions, recapitalizations or refinancings. For the avoidance of doubt, in the event of a Change of Control or Divestiture, such assumptions shall not take into account any changes in the relevant Taxable Entities’ stand alone tax position that might result from the transaction giving rise to the Change of Control or Divestiture.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01. Pre-IPO NOL Utilization. The Corporation, on the one hand, and the Existing Stockholders, on the other hand, acknowledge that the Taxable Entities may utilize the Pre-IPO NOLs to reduce the amount of Taxes that the Taxable Entities would otherwise be required to pay in the future.

Section 2.02. Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the U.S. federal income tax return of the Corporation for any federal Taxable Year (each such federal Taxable Year together with the state or foreign Taxable Years ending in the same calendar year as such federal Taxable Year, a “Subject Taxable Year,” and such ninetieth day the “Schedule Delivery Date”), the Corporation shall provide to the Existing Stockholders Representative a schedule showing, for the Corporation and for each Taxable Entity, in the case of any relevant Tax Return that has been filed after the IPO and prior to the Schedule Delivery Date and has not previously been the subject of this Section 2.02 (but in the case of any state or foreign Tax Return, only to the extent such Tax Return has been filed on or prior to the 60th day following the filing of the U.S. federal income tax return of the Corporation for the Subject Taxable Year (the “Specified Filing Date”)), in reasonable detail, (i) the calculation of the Realized Tax Benefit for the Subject Taxable Year, (ii) the calculation of any payment to be made to the Existing Stockholders pursuant to Article III with respect to the Subject Taxable Year, (iii) the calculation of any Realized Tax Benefit for the Taxable Year immediately preceding the Subject Taxable Year (the “Rollover Taxable Year”), in the case of any relevant Tax Return that was filed following the Specified Filing Date relating to the Rollover Taxable Year, and (iv) the calculation of any payment to be made to the Existing Stockholders pursuant to Article III with respect to the Rollover Taxable Year (collectively a “Tax Benefit Schedule”). Concurrently the Corporation shall also deliver to the Existing Stockholders Representative all supporting information (including work papers and valuation reports) reasonably necessary to support the calculation of such payment. The Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(a)).

Section 2.03. Procedures, Amendments.

(a) Procedure. Whenever the Corporation delivers to the Existing Stockholders Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b), and including any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the Existing Stockholders Representative schedules, valuation reports, if any, and work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Report related to such Schedule (the cost and expense of which shall be paid by the Corporation) and (y) allow the Existing Stockholders Representative reasonable access at no cost to the appropriate representatives at each of the Corporation and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the Existing Stockholders Representative, within thirty calendar days after receiving any Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or such earlier date as the Stockholders Representative provides written notice to the Corporation that it has no material objection to such Schedule. If the parties, for any reason, are unable to successfully resolve the issues raised in any notice within thirty calendar days of receipt by the Corporation of such notice, the Corporation and the Existing Stockholders Representative shall employ the reconciliation procedures described in Section 7.09 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Existing Stockholders Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, or (iv) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, in each case with respect to any Taxable Entity (such amended Schedule, an “Amended Schedule”); provided, however, that such a change under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change. The Corporation shall provide any Amended Schedule to the Existing Stockholders Representative within thirty calendar days of the occurrence of an event referred to in clauses (i) through (iv) of the preceding sentence, and any such Amended Schedule shall be subject to the approval procedures described in Section 2.03(a).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01. Payments.

(a) Except as provided in Section 3.03 and Section 5.02, within thirty days after the end of any U.S. federal Subject Taxable Year, the Corporation (on its own behalf and on behalf of any other Taxable Entity) shall pay to each Existing Stockholder its share (based on such Existing Stockholder’s Ownership Percentage) of the Interest Amount (as defined below) and of the Annual Tax Payment for the Subject Taxable Year provided that no payment shall be made pursuant to this Section 3.01 to any Individual Stockholder who received at any time prior to the date of such payment an Individual Termination Payment pursuant to Section 4.01(e). The “Annual Tax Payment” for a Subject Taxable Year means an amount, not less than zero, equal to (i) the Estimated Tax Benefit determined pursuant to Section 3.01(c) for such Subject Taxable Year, plus (ii) the excess, if any, of the Tax Benefit for a Subject Taxable Year prior to the Subject Taxable Year over the Estimated Tax Benefit for such prior Subject Taxable Year, to the extent any such excess amount was not previously taken into account pursuant to this Section 3.01(a)(ii) to increase the Annual Tax Payment for a Subject Taxable Year prior to the Subject Taxable Year, minus (iii) the excess, if any, of the Estimated Tax Benefit for a Subject Taxable Year prior to the Subject Taxable Year over the Tax Benefit for such prior Subject Taxable Year, to the extent any such excess amount was not previously taken into account pursuant to this Section 3.01(a)(iii) to reduce the Annual Tax Payment for a Subject Taxable Year prior to the Subject Taxable Year, plus (iv) the excess of the Realized Tax Benefit required to be reflected on an Amended Schedule for a Subject Taxable Year prior to the Subject Taxable Year over the Realized Tax Benefit required to be reflected on the Tax Benefit Schedule for such prior Subject Taxable Year, to the extent any such excess amount was not previously taken into account pursuant to this Section 3.01(a)(iv) to increase the Annual Tax Payment for a Subject Taxable Year prior to the Subject Taxable Year, minus (v) the excess of the Realized Tax Benefit required to be reflected on a Tax Benefit Schedule for a Subject Taxable Year prior to the Subject Taxable Year over the Realized Tax Benefit required to be reflected on an Amended Schedule for such prior Subject Taxable Year, to the extent any such excess amount was not previously taken into account pursuant to this Section 3.01(a)(v) to reduce the Annual Tax

Payment for a Subject Taxable Year prior to the Subject Taxable Year. For the avoidance of doubt, no Annual Tax Payment shall be made, nor Tax Benefit determined, in respect of estimated tax payments, including, without limitation, estimated federal income tax payments. For the further avoidance of doubt, the Existing Stockholders shall not be required to return any portion of any previously made Annual Tax Payment or other ITR Payment. The “Interest Amount” shall equal the interest on any excess amount described in Section 3.01(a)(ii) calculated at the Agreed Rate from the Payment Date for the Annual Tax Payment in which the relevant Estimated Tax Benefit is taken into account until the Payment Date for the Annual Tax Payment in which the relevant Tax Benefit is taken into account. Each payment pursuant to this Section 3.01(a) shall be made by wire transfer of immediately available funds to a bank account of the applicable Existing Stockholder previously designated by the Existing Stockholder to the Corporation or as otherwise agreed by the Corporation and the Existing Stockholder.

(b) A “Tax Benefit” for a Subject Taxable Year means an amount, not less than zero, equal to 85% of: (i) the Taxable Entities’ Realized Tax Benefit, if any, required to be reflected on the Tax Benefit Schedule for the Subject Taxable Year , plus (ii) the Taxable Entities’ Realized Tax Benefit, if any, for the Rollover Taxable Year, if any, to the extent required to be reflected on the Tax Benefit Schedule for the Subject Taxable Year (as set forth in Section 2.02(iii)).

(c) The “Estimated Tax Benefit” for a Subject Taxable Year means an amount, not less than zero, equal to 85% of the Company’s reasonable good faith estimate of the Taxable Entities’ Realized Tax Benefit, if any, for the Subject Taxable Year.

(d) With respect solely to the Subject Taxable Year ending on September 30, 2013 (the “2013 Subject Taxable Year”), and except as provided in Section 5.02, the Corporation (on its own behalf and on behalf of any other Taxable Entity) shall, on or prior to January [—] 2013, pay to each Existing Stockholder listed on Exhibit [—] (each a “Specified Existing Stockholder”), other than in respect of any Stock Award, such Existing Stockholder’s share (based on such Existing Stockholder’s Ownership Percentage) of the 2013 Preliminary Estimated Tax Benefit Payment, provided, however, that the aggregate 2013 Preliminary Estimated Tax Benefit Payment shall not exceed $5,000,000 (and each Specified Existing Stockholder’s share of the 2013 Preliminary Estimated Tax Benefit Payment shall be reduced proportionally to the extent the aggregate 2013 Preliminary Estimated Tax Benefit Payment would otherwise exceed $5,000,000), provided, further, however, that notwithstanding anything to the contrary in Section 3.01(a), (i) the Annual Tax Payment in respect of the 2013 Subject Taxable Year shall, in respect of any Specified Existing Stockholder, be reduced, but not below zero, by such Specified Existing Stockholder’s share of the 2013 Preliminary Estimated Tax Benefit Payment and (ii) the Annual Tax Payment for each subsequent Subject Taxable Year shall, in respect of any Specified Existing Stockholder, be reduced by the portion of such Specified Existing Stockholder’s share of the 2013 Preliminary Estimated Tax Benefit Payment not previously taken into account pursuant to this Section 3.01(d) to reduce the Annual Tax Payment for a prior Subject Taxable Year. The “2013 Preliminary Estimated Tax Benefit Payment” means an amount equal to 85% of the Company’s reasonable good faith estimate of the Taxable Entities’ Realized Tax Benefit, if any, for the 2013 Subject Taxable Year.

Section 3.02. No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that 85% of the Taxable Entities’ Realized Tax Benefit for all Taxable Years be paid to the Existing Stockholders pursuant to this Agreement. Carryovers or carrybacks of any NOL or other tax item shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type; provided, however, that Pre-IPO NOLs treated as resulting in a Realized Tax Benefit for one Taxable Year shall not be treated as resulting in a Realized Tax Benefit for any other Taxable Year, and, for purposes of determining the Realized Tax Benefit for any Taxable Year, each Taxable Entity shall be assumed (a) to utilize any item of loss, deduction or credit arising in such Taxable Year (and permitted to be utilized in such Taxable Year) before carrying back or carrying forward to such Taxable Year any NOL that is permitted to be so carried back or carried forward, (b) to utilize any available Pre-IPO NOL that is permitted (or, for the absence of doubt, that would be so permitted but for such Other NOL) to be carried back or carried forward to such Taxable Year before utilizing any Other NOL, and (c) to utilize any Pre-IPO NOL in the first Taxable Year in which such Pre-IPO NOL is permitted to be utilized; provided, further, however, that, notwithstanding any other provision, the Chief Executive Officer of the Corporation, the Board and the Existing Stockholders Representative shall, acting reasonably, together determine the extent to which a Pre-IPO NOL can be carried back or carried forward to a Straddle Year or any portion thereof. If a carryover or carryback of any Tax item includes a portion that is attributable to the Pre-IPO NOLs and another portion that is not, the Corporation shall be assumed to utilize the portion attributable to the Pre-IPO NOLs before utilizing such other portion. The provisions of this Agreement shall be construed in the appropriate manner so that such intentions are realized.

Section 3.03. Special Rule for Compensatory Payments.

(a) General Rule. Notwithstanding any other provision of this Agreement, no Compensatory Payments shall, except as provided in Section 3.03(b) and Section 3.03(c), be made under this Agreement other than on the Compensatory Payment Settlement Date. On the Compensatory Payment Settlement Date, the Corporation shall pay to each Existing Stockholder an amount equal to the sum of (x) all Compensatory Payments that, but for this Section 3.03, would have been made to such Existing Stockholder prior to the Compensatory Payment Settlement Date, plus interest (at a rate of 120% of the applicable federal long-term rate (as prescribed under Section 1274(d) of the Code)) on each such Compensatory Payment from the date such payment would have been made (absent this Section 3.03) through the Compensatory Payment Settlement Date, (y) an amount equal to the Corporation’s good faith estimate of the present value, discounted at the Early Termination Rate as of the Compensatory Payment Settlement Date, of all Compensatory Payments that would have been made hereunder (absent this Section 3.03) to the applicable Existing Stockholder subsequent to the Compensatory Payment Settlement Date, and (z) the amount set forth in Section 3.03(e). No Existing Stockholder shall have a right to receive any Compensatory Payments (other than the payment contemplated by the preceding sentence) with respect to any ITR Payments made subsequent to the Compensatory Payment Settlement Date.

(b) Change of Control. Notwithstanding any provision of Section 3.03(a), in the event of a Change of Control that constitutes a “change in control event” (within the meaning of Section 409A of the Code) prior to the Compensatory Payment Settlement Date, the Compensatory Payment Settlement Date shall be deemed to be the date on which such triggering event occurs.

(c) Limited Early Cashout. The Corporation, after obtaining the prior written consent of the Existing Shareholders Representative, may deem the Compensatory Payment Settlement Date to be a date prior to the fifth anniversary of the date of this Agreement, but only to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4).

(d) Special Rules Affect Only Timing. For clarity, for purposes of determining amounts that would be payable pursuant to Article II, this Article III (other than this Section 3.03) and Article IV in respect of portions of Ownership Percentage attributable to Stock Awards, all determinations shall be made as if all Compensatory Payments that would, absent this Section 3.03, have been made prior to the date of the applicable determination had in fact been made on the dates they would have been made absent this Section 3.03.

(e) Special Forfeiture Rule. In the event that an Existing Stockholder forfeits a Stock Award prior to the vesting date of the applicable Stock Award but subsequent to the date that, but for this Section 3.03, a Compensatory Payment in respect of such Stock Award would have been made to such Existing Stockholder, such Compensatory Payment (and all interest thereon) shall be forfeited concurrently with the forfeiture of the underlying Stock Award and shall not be distributed pursuant to this Section 3.03; provided that a portion of such forfeited Compensatory Payment (and all interest thereon) shall be paid by the Corporation on the Compensatory Settlement Payment Date to each Existing Stockholder based on such Existing Stockholder’s Ownership Percentage.

ARTICLE IV

TERMINATION

Section 4.01. Termination, Breach of Agreement, Change of Control.

(a) This Agreement shall terminate at the time that all Annual Tax Payments have been made to the Existing Stockholders under this Agreement.

(b) Subject to Section 3.03, in the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due (as described below), failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and the Corporation shall pay to the Existing Stockholders (1) the Early Termination Payment, (2) any Annual Tax Payment agreed to by the Corporation and the Existing Stockholders as due and payable but unpaid as of the Early Termination Date and (3) any Annual Tax Payment due for the Taxable Year ending prior to, with or including the date of a breach. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, the Existing Stockholders shall be entitled to elect to receive the amounts set forth in (1), (2) and (3) above or to seek specific performance of the terms hereof. In the event of a breach of a material obligation under this Agreement, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due, provided that in the event that payment is not made within three months of the date such payment is due, the Existing Stockholders (through the Existing Stockholders Representative) shall be required to give written notice to the Corporation that the Corporation has breached its material obligations and so long as such payment is made within five Business Days of the delivery of such notice to the Corporation, the Corporation shall no longer be deemed to be in material breach of its obligations under this Agreement.

(c) Change of Control. Subject to Section 3.03, in the event of a Change of Control, then all obligations hereunder shall be accelerated and the Corporation shall pay to the Existing Stockholders (1) the Early Termination Payment, (2) any Annual Tax Payment agreed to by the Corporation and the Existing Stockholders as due and payable but unpaid as of the Early Termination Date and (3) any Annual Tax Payment due for any Taxable Year ending prior to, with or including the effective date of a Change of Control. In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions.

(d) Divestiture Acceleration Payment. Subject to Section 3.03, in the event of a Divestiture, the Corporation shall pay to the Existing Stockholders the Divestiture Acceleration Payment in respect of such Divestiture, which shall be calculated utilizing the Valuation Assumptions.

(e) Elective Individual Termination. Subject to Section 3.03, except as provided in Section 5.02, the Corporation may, as determined by the Chief Executive Officer of the Corporation, elect to terminate the rights of any Individual Stockholder under this Agreement by paying to such Individual Stockholder a termination payment (the “Individual Termination Payment”) as reasonably determined by the Chief Executive Officer of the Corporation, provided that such election and the amount of such Individual Termination Payment shall be subject to the consent of the Board and the Existing Stockholders Representative and shall, as reasonably practical, use the Valuation Assumptions (substituting references to the date of such Individual Termination Payment for references to the Early Termination Date in the definition of Valuation Assumptions).

(f) Adjustment for 2013 Preliminary Estimated Tax Benefit Payment. Any amount required to be paid by the Corporation to any Specified Existing Stockholder pursuant to Sections 4.01(b), (c), (d) or (e) shall be reduced by the portion of such Specified Existing Stockholder’s share of the 2013 Preliminary Estimated Tax Benefit Payment not previously taken into account pursuant to Section 3.01(d) to reduce an Annual Tax Payment.

Section 4.02. Early Termination Schedule. In the event of a Change of Control or a Divestiture, the Corporation shall deliver to the Existing Stockholders Representative no later than sixty calendar days prior to such Change of Control or Divestiture, as applicable a schedule (the “Early Termination Schedule”) showing in reasonable detail the information required pursuant to the penultimate sentence of Section 2.02 and the calculation of the Early Termination Payment or the Divestiture Acceleration Payment, respectively (including the projections of the Taxable Entities’ taxable income under clause (i) of the Valuation Assumptions). The Early Termination Schedule shall become final and binding on all parties unless the Existing Stockholders Representative, within fifteen calendar days after receiving the Early Termination Schedule provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties for any reason are unable to successfully resolve the issues raised in such notice within fifteen calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Existing Stockholders Representative shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

Section 4.03. Payment upon Early Termination. (a) Subject to Section 3.03 and except as provided in Section 5.02, no later than the Early Termination Date, the Corporation shall pay to each Existing Stockholder its share (based on such Existing Stockholder’s Ownership Percentage) of an amount equal to the Early Termination Payment or Divestiture Acceleration Payment and any other payment required to be made pursuant to Sections 4.01(b) and (c). Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the applicable Existing Stockholders or as otherwise agreed by the Corporation and the Existing Stockholder.

(b) The “Early Termination Payment” as of the Early Termination Date (other than an Early Termination Date arising under clause (iii) of the definition thereof) shall equal with respect to the Existing Stockholders the present value, discounted at the Early Termination Rate as of such date, of all Annual Tax Payments that would be required to be paid by the Corporation to the Existing Stockholders beginning from the Early Termination Date assuming the Valuation Assumptions are applied, provided that in the event of a Change of Control, the Early Termination Payment shall be calculated without giving effect to any limitation on the use of the Pre-IPO NOLs resulting from the Change of Control. For purposes of calculating the present value pursuant to this Section 4.03(b) of all Annual Tax Payments that would be required to be paid, it shall be assumed that absent the Early Termination Event all Annual Tax Payments would be paid on the due date (without extensions) for filing the relevant Taxable Entity Return with respect to Taxes for each Taxable Year. The computation of the Early Termination Payment is subject to the Reconciliation Procedures as described in Section 7.09(b) of this Agreement.

(c) The “Divestiture Acceleration Payment” as of the date of any Divestiture shall equal with respect to the Existing Stockholders the present value, discounted at the Early Termination Rate as of such date, of the Annual Tax Payments resulting solely from the Transferred NOLs that would be required to be paid by the Corporation to the Existing Stockholders beginning from the date of such Divestiture assuming the Valuation Assumptions are applied, provided that the Divestiture Acceleration Payment shall be calculated without giving effect to any limitation on the use of the Transferred NOLs resulting from the Divesture. For purposes of calculating the present value pursuant to this Section 4.03(c) of all Annual Tax Payments that would be required to be paid, it shall be assumed that absent the Divestiture all

Annual Tax Payments would be paid on the due date (without extensions) for filing the relevant Taxable Entity Return with respect to Taxes for each Taxable Year. The computation of the Divestiture Acceleration Payment is subject to the Reconciliation Procedures as described in Section 7.09(b) of this Agreement.

(d) The Early Termination Payment and the Divestiture Acceleration Payment shall be calculated without giving effect to any reduction of any Annual Tax Payment pursuant to Section 3.01(d)(i) or (ii), provided that this Section 4.03(d) shall not prevent the reduction of any Early Termination Payment or Divestiture Acceleration Payment pursuant to Section 4.01(f).

ARTICLE V

LATE PAYMENTS, ETC.

Section 5.01. Late Payments by the Corporation. The amount of all or any portion of any ITR Payment not made to the Existing Stockholders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such ITR Payment was due and payable.

Section 5.02. Compliance with Indebtedness. Notwithstanding anything to the contrary provided herein, if, at the time any amounts becomes due and payable hereunder, (a) the Corporation is not permitted, pursuant to the terms its outstanding indebtedness, to pay such amounts, or (b) (i) the Corporation does not have the cash on hand to pay such amounts, and (ii) no Subsidiary of the Corporation is permitted, pursuant to the terms of its outstanding indebtedness, to pay dividends to the Company to allow it to pay such amounts, then, in each case, the Corporation shall, by notice to the Existing Stockholders Representative, be permitted to defer the payment of such amounts until the condition described in clause (a) or (b) is no longer applicable, in which case such amounts (together with accrued and unpaid interest thereon as described in the immediately following sentence) shall become due and payable immediately. If the Corporation defers the payment of any such amounts pursuant to the foregoing sentence, such amounts shall accrue interest at the Agreed Rate per annum, from the date that such amounts originally became due and owing pursuant to the terms hereof to the date that such amounts were paid. To the extent the Corporation or its Subsidiaries incur, create, assume or permit to exist any indebtedness after the date hereof, the Corporation shall, and shall cause its Subsidiaries to, make commercially reasonable efforts to ensure that such indebtedness permits any amounts payable hereunder to be paid.

ARTICLE VI

CONSISTENCY; COOPERATION

Section 6.01. The Existing Stockholders Representative’s Participation in Corporation Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and each Taxable Entity including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, subject to a requirement that the Corporation act in good faith in connection with its control of any matter which is reasonably expected to affect any Existing Stockholder’s rights and obligations under this Agreement. Notwithstanding the foregoing, the Corporation shall notify the Existing Stockholders Representative of, and keep the Existing Stockholders Representative reasonably informed with respect to, the portion of any audit of the Corporation or any Taxable Entity by a Taxing Authority the outcome of which is reasonably expected to affect any Existing Stockholder’s rights and obligations under this Agreement, and shall give the Existing Stockholders Representative reasonable opportunity to provide information and participate in the applicable portion of such audit.

Section 6.02. Consistency. Except upon the written advice of an Advisory Firm, the Corporation and the Existing Stockholders Representative agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Annual Tax Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation or any Taxable Entity under this Agreement and agreed by the Existing Stockholders Representative. Any dispute concerning such advice shall be subject to the terms of Section 7.09. In the event that an Advisory Firm is replaced with another firm acceptable to the Corporation and the Existing Stockholders Representative pursuant to the definition of Advisory Firm, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with those used by the previous Advisory Firm, unless otherwise required by law or the Corporation and the Existing Stockholders Representative agree to the use of other procedures and methodologies.

Section 6.03. Cooperation. Each of the Corporation and the Existing Stockholders (through the Existing Stockholders Representative) shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporation, to:

Berry Plastics Group Inc.

101 Oakley Street

Evansville, IN 47710

Attention: Chief Financial Officer

with a copy to (which shall not constitute notice):

[•]

Attention:

If to the Existing Stockholders Representative, to:

[•]

Attention:

with a copy to (which shall not constitute notice):

[•]

Attention:

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03. Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. The parties to this Agreement agree that the Existing Stockholders are expressly made third party beneficiaries to this Agreement. Other than as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 7.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06. Successors; Assignment; Amendments; Waivers. (a) The Existing Stockholders Representative may not assign its rights and obligations in its capacity as Existing Stockholders Representative under this Agreement to any person without the prior written consent of the Corporation; provided, however that the Existing Stockholders Representative may assign its rights and obligations in its capacity as Existing Stockholders Representative under this Agreement to any of its Affiliates, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation agreeing to be bound by all provisions of this Agreement and acknowledging specifically the last sentence of the next paragraph.

(b) No Existing Stockholder may assign its rights under this Agreement without the prior written consent of the Existing Stockholders Representative. Any assignment of an Existing Stockholder’s rights meeting the requirements of this paragraph shall be referred to herein to as a “Permitted Assignment”.

(c) No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation and the Existing Stockholders (through the Existing Stockholders Representative). No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 7.07. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08. Resolution of Disputes.

(a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Institute for Conflict Prevention and Resolution. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty calendar days of the receipt of the request for arbitration, the International Institute for Conflict Prevention and Resolution shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the Corporation may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Existing Stockholder (through the Existing Stockholders Representative) (i) expressly consents to the application of paragraph (c) of this Section 7.08 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporation as its agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the Existing Stockholders Representative of any such service of process, shall be deemed in every respect effective service of process upon such Existing Stockholder in any such action or proceeding.

(c) (i) EACH EXISTING STOCKHOLDER (THROUGH THE EXISTING STOCKHOLDERS REPRESENTATIVE) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.08, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c) (i) of this Section 7.08 and such parties agree not to plead or claim the same.

Section 7.09. Reconciliation.

(a) In General. In the event that the Corporation and the Existing Stockholders Representative are unable to resolve a disagreement with respect to the matters governed by Sections 2.03, 4.02 and 6.02 within the relevant period designated in this Agreement (or the amount of an Early Termination Payment in the case of a breach to which Section 4.01(b) applies) (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or any of the Existing Stockholders or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Institute for Conflict Prevention and Resolution. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation or the relevant Taxable Entity, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation, except as provided in the next sentence. Each of the Corporation and the Existing Stockholders shall bear their own costs and expenses of such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporation and the Existing Stockholders and may be entered and enforced in any court having jurisdiction.

(b) Income Projections for Early Termination Payments. Notwithstanding the provisions of Section 7.09(a), solely with respect to disagreements regarding the computation of an Early Termination Payment or Divestiture Acceleration Payment that relates to the taxable income projections described in clause (i) of the definition of “Valuation Assumptions,” the Corporation and the Existing Stockholders (through the Existing Stockholders Representative) shall each submit the Reconciliation Dispute for determination to an Expert in the area of valuation services. Based on the income projections of such Experts, if the higher of the resulting Early Termination Payment or Divestiture Acceleration Payment computations does not exceed 110% of the lower, then the Early Termination Payment or Divestiture Acceleration Payment shall be the average of such two amounts. If the higher of the Early Termination Payment or Divestiture Acceleration Payment computations is more than 110% of the lower, then the two Experts shall, within 20 days from such determination, select a third Expert and shall notify the Corporation and the Existing Holders of such selection. If the Early Termination Payment or Divestiture Acceleration Payment computed by the third Expert is equal to the average of the first two Early Termination Payment or Divestiture Acceleration Payment

computations, then the Early Termination Payment or Divestiture Acceleration Payment shall be such average. If the third Early Termination Payment or Divestiture Acceleration Payment computation is higher than the average of the first two computations, then the Early Termination Payment or the Divestiture Acceleration Payment shall be the average of such third computation and the higher of the first two computations; provided that if such average exceeds 110% of the higher of the first two computations, then the Early Termination Payment or Divestiture Acceleration Payment shall be 110% of the higher of the first two computations. If the third Early Termination Payment or Divestiture Acceleration Payment computation is lower than the average of the first two computations, then the Early Termination Payment or Divestiture Acceleration Payment shall be the average of such third computation and the lower of the first two computations; provided that if such average is less than 90% of the lower of the first two computations, then the Early Termination Payment or Divestiture Acceleration Payment shall be 90% of the lower of the first two computations.

Section 7.10. Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Existing Stockholders. The Corporation shall provide evidence of such payment to the Existing Stockholders (through the Existing Stockholders Representative) to the extent that such evidence is available.

Section 7.11. Affiliated Corporations; Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code (other than if the Corporation becomes a member of such a group as a result of a Change of Control, in which case the provisions of Article IV shall control), then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Annual Tax Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any Taxable Entity is or becomes a member of a Combined Taxation Group for purposes of state or foreign income Taxes (other than if a Taxable Entity becomes a member of such a group as a result of a Change of Control or Divestiture, in which cases the provisions of Article IV shall control), then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Annual Tax Payments shall be computed with reference to the combined taxable income of the group as a whole.

(c) If any Person the income of which is included in the income of any Taxable Entity’s Combined Taxation Group transfers one or more assets to a corporation or any Person treated as such for Tax purposes the income of which is not included in such Combined Taxation Group, for purposes of calculating the amount of any Annual Tax Payment (e.g., calculating the gross income of a Taxable Entity’s Combined Taxation Group and determining the Realized Tax

Benefit) due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

Section 7.12. Confidentiality. (a) Each Existing Stockholder (through the Existing Stockholders Representative) and each of its assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not disclose to any Person all confidential matters of the Corporation or the Existing Stockholders acquired pursuant to this Agreement. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of any Existing Stockholder in violation of this Agreement) or is generally known to the business community; and (ii) the disclosure of information to the extent necessary for any Existing Stockholder to prepare and file its Tax returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each Existing Stockholder (and each employee, representative or other agent of such Existing Stockholder) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Corporation and (y) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such Existing Stockholder relating to such tax treatment and tax structure.

(b) If the Existing Stockholders Representative or any of its assignees commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries and the accounts and funds managed by the Corporation and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.14. Appointment of Existing Stockholders Representative.

(a) Appointment. Without further action of any of the Corporation, the Existing Stockholders Representative or any Existing Stockholder, and as partial consideration of the benefits conferred by this Agreement, the Existing Stockholders Representative is hereby irrevocably constituted and appointed, with full power of substitution, to act in the name, place and stead of each Existing Stockholder with respect to the taking by the Existing Stockholders Representative of any and all actions and the making of any decisions required or permitted to be taken by the Existing Stockholders Representatives under this Agreement (and any potential agreement with the Corporation to terminate this Agreement earlier than such time as is provided in Section 4.01 provided that (for the absence of doubt, except in the case of a termination covered by Section 4.01(e)) any payment made by the Corporation upon such an early termination shall be paid to each Existing Stockholder based on such Existing Stockholder’s Ownership Percentage). The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the Existing Stockholders Representatives. No bond shall be required of the Existing Stockholders Representatives, and the Existing Stockholders Representatives shall receive no compensation for its services.

(b) Expenses. If at any time the Existing Stockholders Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Corporation from the Existing Stockholders Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the Existing Stockholders Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporation shall reduce any future payments (if any) due to the Existing Stockholders hereunder pro rata (based on their respective ownership percentages in the Corporation) by the amount of such expenses which it shall instead remit directly to the Existing Stockholders Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the Existing Stockholders Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).

(c) Limitation on Liability. The Existing Stockholders Representative shall not be liable to any Existing Stockholder for any act of the Existing Stockholders Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Existing Stockholder as a proximate result of the gross negligence, bad faith or willful misconduct of the Existing Stockholders Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment). The Existing Stockholders Representative shall not be liable for, and shall be indemnified by the Existing Stockholders (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the Existing Stockholders Representative (and any cost or expense incurred by the Existing Stockholders Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence, bad faith or willful misconduct of the Existing Stockholders Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment); provided, however, in no event shall any Existing Stockholder be obligated to indemnify the Existing Stockholders Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such Existing Stockholder hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such Existing Stockholder. Each Existing Stockholder’s receipt of any and all benefits to which such Existing Stockholder is entitled under this Agreement, if any, is conditioned upon and subject to such Existing Stockholder’s acceptance of all obligations, including the obligations of this Section 7.14(c), applicable to such Existing Stockholder under this Agreement.

(d) Actions of the Existing Stockholders Representative. Any decision, act, consent or instruction of the Existing Stockholders Representative shall constitute a decision of all Existing Stockholders and shall be final, binding and conclusive upon each Existing Stockholder, and the Corporation may rely upon any decision, act, consent or instruction of the Existing Stockholders Representative as being the decision, act, consent or instruction of each Existing Stockholder. The Corporation is hereby relieved from any liability to any person for any acts done by the Corporation in accordance with any such decision, act, consent or instruction of the Existing Stockholders Representative.

[Signatures pages follow]

IN WITNESS WHEREOF, the Corporation and the Existing Stockholders Representative have duly executed this Agreement as of the date first written above.

BERRY PLASTICS GROUP INC.

By:
Name:
Title:

[—], as Existing Stockholders Representative

By: